NEWS

IRELAND INC. ANNOUNCES FIRST GOLD AND SILVER POURED FROM
PILOT PLANT OPERATIONS AT COLUMBUS PROJECT

Testing and Optimization of Pilot Plant Operations
Continues on a 24/7 Basis

HENDERSON, Nevada – MAY 24, 2010 – Ireland Inc. (OTCBB: IRLD), an exploration and development company focused on the discovery and extraction of gold and silver from mineral deposits in the Southwestern United States, today announced that it has poured the first gold and silver from the pilot plant operations at its Columbus Project in Esmeralda County, Nevada.

Pilot Plant Test Results

Pilot plant leach circuit installation was completed in the first quarter this year. Its first two test runs of the pilot plant were designed to prove that the thiosulphate leach Carbon-in-Pulp circuit was capable of extracting gold and silver from larger tonnages of the Columbus Project clays. The goal of subsequent test runs of the pilot plant will be to optimize and maximize the amount of precious metals extracted from the clays.

The results of the first two test runs are as follows:

  First test run: 8.07 grams of gold (0.259 troy oz “toz”) and 28.41 grams of silver (0.913 toz), extracted as metal in hand, from ~25.6 tons of material.
  Second test run: 11.69 grams of gold (0.376 toz) and 39.45 grams of silver (1.268 toz), extracted as metal in hand, from ~33. 0 tons of material.

The gold and silver metal was extracted following ashing of the carbon. These first two tests were completed during the commissioning of the thiosulphate leach Carbon-in-Pulp circuit of the pilot plant. Tests are now underway to determine the loading rates and loading capacity of the carbon in order to optimize the recovery rates of precious metals from the leach slurry.

"It is very gratifying to see the first gold and silver produced from our onsite pilot plant operations,” stated Douglas D.G. Birnie, Chief Executive Officer of Ireland Inc. “This is another very significant milestone in the evolution of our technical program as we take the steps necessary to complete a feasibility study of the Columbus Project.”

Pilot Plant Operations

Ireland is now operating its pilot plant circuit 24 hours a day, 7 days a week (except for maintenance down-time or circuit adjustments). This will now allow for:

  Processing of larger tonnages of Columbus material,
  Optimizing the leach/carbon circuit for maximum gold and silver recovery, and
  Providing regular status updates on the Columbus Project’s progress.

“The primary objective of our first tests was to prove that the pilot plant facility could extract gold and silver from continuous runs of large tonnages of mineralized clays at the Columbus Project,” Mr. Birnie said. “This goal has been achieved. Our next series of tests will focus on maximizing the amount of gold and silver extracted. These tests will involve optimizing both the leach and the carbon loading parameters so that precious metal recoveries can be calculated.”

- Continued -

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353    F: 702.932.0338

About Ireland Inc.
Based in Henderson, Nevada, Ireland Inc. is a minerals exploration and development company that is focused on the discovery and extraction of precious metals from mineral deposits in the Southwestern United States.

In 2007, Ireland acquired rights to two mining properties, both of which are prospective for gold, silver and other minerals. In early 2008, Ireland completed the acquisition of the Columbus Project located near Tonopah, NV, where it also has an option to acquire additional adjacent mineral claims. Ireland also owns rights to acquire up to 100% of the Red Mountain Project in San Bernardino County, California.

Forward-Looking Statements
This document may include statements that constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, Ireland’s limited operating history, future trends in mineral prices, the availability of capital, geological or mechanical difficulties affecting Ireland’s planned geological work programs, and uncertainties surrounding estimates of mineralized material. Additional exploration work will be required to fully define the extent of the Columbus Project’s mineralized areas and before proved or probable mineral reserves can be established. There is no assurance that the results of Ireland’s pre-feasibility program will result in a decision to enter into commercial production. Ireland undertakes no obligation to update the forward looking statements in this document.

Investors are advised to carefully review the reports and documents that we file from time to time with the SEC, particularly our Annual and Quarterly Reports.

IR CONTACTS:
Terri MacInnis, Dir. of Investor Relations	Jerry Falkner, CFA
Bibicoff + MacInnis, Inc.	RJ Falkner & Company, Inc.
818.379.8500 terri@bibimac.com	800.377.9893 info@rjfalkner.com

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353   F: 702.932.0338